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                                                                    EXHIBIT 11.1

                              SILICON GAMING, INC.

          STATEMENT REGARDING COMPUTATION OF PRO FORMA LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

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
                             THREE MONTHS ENDED         NINE MONTHS ENDED
                         -------------------------- --------------------------
                         DECEMBER 31, SEPTEMBER 30, DECEMBER 31, SEPTEMBER 30,
                             1995         1996          1995         1996
                         ------------ ------------- ------------ -------------
Net loss................   $(1,918)      $(3,705)     $(3,974)      $(9,688)
                           =======       =======      =======       =======
Weighted average common
 shares outstanding.....     2,164         8,272        2,065         5,038
Weighted average
 preferred shares
 outstanding, as if
 converted..............       679           226          679           528
Common shares,
 redeemable convertible
 preferred shares and
 options and warrants to
 purchase shares of
 common and redeemable
 convertible preferred
 shares granted (using
 the treasury stock
 method assuming an
 initial public offering
 price of $10.50) since
 July 31, 1995 included
 pursuant to Securities
 and Exchange Commission
 Rules..................     5,293         2,012        5,548         4,255
                           -------       -------      -------       -------
  Weighted average pro
   forma common and
   equivalent shares....     8,136        10,510        8,292         9,821
                           =======       =======      =======       =======
  Pro forma net loss per
   share................   $ (0.24)      $ (0.35)     $ (0.48)      $ (0.99)
                           =======       =======      =======       =======
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